Contact:

Richard K. Davis

VP General Counsel

Datatec Systems

973-808-4000

richarddavis@datatec.com

Datatec Systems Receives an Increase and Extension of its Senior Credit Facility

Fairfield, NJ - July 15, 2004- Datatec Systems, Inc. (DATC.PK) an IT professional services firm focused exclusively on the configuration, staging and implementation of large-scale, complex, local and wide area networks incorporating a broad range of technology, announced today that it has reached an agreement with IBM Credit, its senior lender, to forbear Datatec's current loan defaults, increase the principal amount of the credit facility and extend its term to August 31, 2005.

Pursuant to the amendment to the credit facility, the maximum available under the credit facility will be $28 Million until November 30, 2004; $27.3 Million from December 1, 2004 through January 31, 2005; $26 Million from February 1, 2005 through February 28, 2005; $23.4 Million from March 1, 2005 through March 31, 2005; and, $21 Million from April 1, 2005 through August 31, 2005. The interest rate charged under the credit facility will be prime plus an applicable margin that varies according to the average outstanding balance. In addition, the amendment requires the Company to maintain certain financial covenants and conditions and requires the Company to issue to IBM Credit a warrant to purchase 1 million shares of the Company's common stock. Separately, the Company remains in default of its subordinated secured convertible notes issued to other parties.

This press release is a summary of the credit facility amendment and does not purport to be complete and is qualified in its entirety to the full text of the amendment that will be filed as an exhibit to the Company's Current Report of Form 8-K.

Mr. Raul Pupo, Chief Executive Officer, Datatec Systems, indicated that "this new agreement with IBM Credit, its largest creditor, is taken by the Company as a strong signal of support for its continued efforts to streamline operations, remove unnecessary costs, and refocus the business on its unique strength as a technology deployment supplier."

About Datatec Systems, Inc.

Fairfield, NJ - based Datatec Systems specializes in the large-scale deployment of networking technologies. Datatec's deployment services utilize a software-enabled implementation model and 'best practices' structured process to ensure consistent outcomes. Datatec's customers include Fortune 1000 companies with large, complex, multi-branch environments and world class technology providers.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements as more fully discussed in Datatec's filings with the Securities and Exchange Commission.

###